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                                                                     EXHIBIT 3.2

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        SOFTWARE TECHNOLOGIES CORPORATION
                            A California corporation



        The undersigned, James T. Demetriades and Barry J. Plaga, do hereby certify:

        1. They are the duly elected and acting Chairman, Chief Executive Officer and President and Assistant Secretary, respectively, of this corporation.

        2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                   ARTICLE I

        The name of this corporation is Software Technologies Corporation.

                                   ARTICLE II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

        This corporation is authorized to issue two classes of shares to be designated respectively Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of Common Stock this corporation shall have authority to issue is 200,000,000 and the total number of shares of Preferred Stock this corporation shall have authority to issue is 10,000,000.

        The Preferred Stock initially shall be undesignated as to series. Any Preferred Stock not designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers,

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designations, preferences or rights. The Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock. The Board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Each share of Preferred Stock issued by the corporation, if reacquired by the corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the corporation in accordance with the immediately preceding paragraph.

        The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                                   ARTICLE IV

        Section 1. Board of Directors. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the first annual meeting of shareholders following the effectiveness of this Article IV, Section 1, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of shareholders following the effectiveness of this Article IV, Section 1, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of shareholders following the effectiveness of this Article IV, Section 1, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose term expire at such annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        Section 2. No Cumulative Voting. Shareholders of the corporation shall not be entitled to cumulate votes at any election of directors.


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        Section 3. Shareholder Consent. Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of shareholders of the corporation and may not be effected by any consent in writing by the shareholders.

                                    ARTICLE V

        The corporation reserves the right at any time and from time to time to amend, alter, change, or repeal any provisions contained herein, and other provisions authorized by the laws of the State of California at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon shareholders by or pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article V.

                                   ARTICLE VI

        Section 1. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        Section 2. To the fullest extent permissible under California law, the corporation shall indemnify any Agent who is a director or executive officer of the corporation and who was or is a party or is threatened to be made a party to any Proceeding. In addition, the corporation shall have authority to adopt a resolution or bylaw, enter into an agreement, or take other corporate action pursuant to which the corporation may be permitted or required to indemnify, to the fullest extent permissible under California law, any other Agent who was or is a party or is threatened to be made a party to any Proceeding.

        Section 3. In serving or continuing to serve the corporation, an Agent is entitled to rely and shall be presumed to have relied on any rights granted pursuant to the foregoing provisions of this Article VI, which shall be enforceable as contract rights and continue when the Agent has ceased to be an Agent and inure to the benefit of the heirs, executors and administrators of the Agent.

        Section 4. The Board of Directors is authorized, to the fullest extent permissible under California law, to cause the corporation to pay expenses incurred by Agents in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article VI or otherwise.

        Section 5. Any right or privilege conferred by or pursuant to this
Article VI shall not be exclusive of any other rights to which any Agent may otherwise be entitled.

        Section 6. As used in this Article VI:

            (a) "Agent" has the meaning given to such term by Section 317 of the Corporations Code.

            (b) "Indemnify" means to hold harmless against expenses (including without limitation attorneys' fees and any expenses of establishing a right to indemnification), judgments,


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fines, settlements and other amounts actually and reasonably incurred by an
Agent in connection with a Proceeding; and

            (c) "Proceeding" means any threatened, pending or completed action, whether civil, criminal, administrative or investigative.

        Section 7. Any repeal or modification of the foregoing provisions of this Article VI by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal of modification.

                                  ARTICLE VII

        Except as otherwise provided for or fixed by or pursuant to the provisions of the second paragraph of Article III hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly-created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, if shareholder action by written consent is permitted by these Articles of Incorporation and the corporation's Bylaws, other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote. Any director elected in accordance with this Article VII shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

        4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the Corporations Code. The total number of outstanding shares of Common Stock of the corporation is __________. The total number of outstanding shares of Preferred Stock of the corporation is 5,452,798. The number of shares voting in favor of the Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding


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shares of Common Stock and more than 50% of the outstanding shares of Preferred
Stock, voting separately.




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        The undersigned declare under penalty of perjury that the matters set forth in the foregoing Amended and Restated Articles of Incorporation are true of their own knowledge.

        Executed at Monrovia, California on __________, 2000.


                                ------------------------------------------------
                                James T. Demetriades,
                                Chairman, Chief Executive Officer and President



        Executed at Monrovia, California on __________, 2000.


                                ------------------------------------------------
                                Barry J. Plaga,
                                Assistant Secretary